Issuer Free Writing Prospectus Dated December 10, 2025 Filed Pursuant to Rule 433 of the Securities Act, as amended
Relating to Post-Effective Prospectus Dated December 5, 2025
Registration Statement No. 333-289774

DOCTOR'S CONCEPT

MEDI Group Limited

Nasdaq : MEDG (proposed)

Issuer Free Writing Prospectus

This presentation is authorized for use only by intended recipients in connection with the Company's proposed offering.
By viewing this presentation, you acknowledge that you are doing so in accordance with the applicable offering rules and regulations. See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved.
Investments may be speculative, illiquid and there is a risk of loss.

Forward-Looking Statements

This presentation includes statements that are, or may be deemed, "forward-looking statements". In some cases, these forward-looking statements can be identified by the use of forward-looking terminology, including the terms "believes", "estimates", "anticipates" , "expects", "plans", "intends", "may", "could", "might", "will", "should," "approximately", "potential", or in each case, their negative or other variations there on or comparable terminology, although not all forward-looking statements contain these words. They appear in a number of places throughout this presentation and include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things, the medical cosmetology services and traditional/normal beauty treatments in Hong Kong, and the prospects of the relevant market.

By their nature, forward-looking statements involve risks and uncertainties because they relate to events, competitive dynamics, and regulatory developments and depend on the economic circumstances that may or may not occur in the future or may occur on longer or shorter timelines than anticipated. Although we believe that we have a reasonable basis for each forward-looking statement contained in this presentation, we caution you that forward-looking statements are not guarantees of future performance and that our actual results of operation, financial condition and liquidity, and the development of the industries in which we operate may differ materially from the forward-looking statements contained in this presentation as a result of, among other factors, the factors referenced in the "Risk Factors" section of the post-effective prospectus contained in the registration statement on Form F-1 (File No. 333-289774) initially filed with the Securities and Exchange Commission (the "SEC") on December 5, 2025 as amended thereafter, for our proposed initial public offering (the "Registration Statement"). In addition, even if our results of operations, financial conditions and liquidity, and the development of the industries in which we operate are consistent with the forward-looking statements contained in this presentation, they may not be predictive of results or developments in future periods. Any forward-looking statement that we make in this presentation speaks only as of the date of such statement, and we undertake no obligation to update or revise publicly any of the forward-looking statements after the date hereof to conform the statements to actual results or changed expectations except as required by applicable law. This presentation does not constitute an offer to sell or an invitation to purchase or subscribe for any securities of the Company for sale in the United States or anywhere else. No part of this presentation shall form the basis of or be relied upon in connection with any contract or commitment whatsoever.

This presentation does not contain all relevant information relating to the Company or its securities. You should read carefully the factors described in the "Risk Factors" section of the prospectus contained in the Registration Statement to better understand the risks and uncertainties inherent in our businesses and any forward-looking statements. The trademarks and its symbols used herein are the properties of their respective owners. Any decision to purchase the Company's securities should be made solely on the basis of the information contained in the Company's public filings and any prospectus relating to the proposed offering. Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this presentation. Any representation to the contrary is a criminal offense.

Industry and Market Data

In this presentation, we rely on and refer to information and statistics regarding the sectors in which we compete and other industry data. We obtained this information and statistics from third-party sources. We have supplemented this information where necessary with our own internal estimates, taking into account publicly available information about other industry participants and our management's best view as to information that is not publicly available.

Free Writing Prospectus Statement

DOCTOR'S CONCEPT

This free writing prospectus relates to the proposed public offering of the Class A ordinary shares of MEDI Group Limited (the "Company") and should be read together with the Registration Statement filed by the Company with the SEC for the offering to which this presentation relates and may be accessed through the following web link:

https://www.sec.gov/Archives/edgar/data/2022097/000149315225026455/0001493152-25-026455-index.html

The Registration Statement has not yet become effective. Before you invest, you should read the prospectus in the Registration Statement (including the risk factors described therein) and other documents we have filed with the SEC in their entirety for more complete information about us and the offering. You may get these documents for free by visiting EDGAR on the SEC Web site at http://www.sec.gov.

Alternatively, we or our underwriters will arrange to send you the prospectus if you contact Mr. Kristopher Kessler of American Trust Investment Services, Inc., 910 S El Camino Real, Suite 200, San Clemente, CA 92672 (Tel: 949-347-5222); Mr. Richard Rappaport of WestPark Capital, Inc., 1900 Avenue of the Stars, Suite 310, Los Angeles, CA 90067 (Tel: 310-843-9300); or contact MEDI Group Limited, via email: kelly.sin@doctorconcept.com.hk (Tel: +852 2388 1121).

Offering Summary

DOCTOR'S CONCEPT

Issuer	MEDI Group Limited
Security	Class A Ordinary Shares
Proposed Nasdaq Capital Market Symbol	MEDG
Shares Outstanding Prior to Completion of Offering	27,000,000 Ordinary Shares (9,450,000 Class A Ordinary Shares and 17,550,000 Class B Ordinary Shares)
Shares Offered	3,333,333 Class A Ordinary Shares (plus underwriters' over-allotment option to purchase up to 500,000 Class A Ordinary Shares)
Shares Outstanding Post-Offering	30,333,333 Shares ,consist of 12,783,333 Class A Ordinary Shares and 17,550,000 Class B Ordinary Shares if the underwriters do not exercise the over allotment option; or 30,833,333, consist of 13,283,333 Class A Ordinary Shares and 17,550,000 Class B Ordinary Shares, if the underwriters exercise the over-allotment option in full.
Price Range Per Share	$4 to $5
Gross proceeds, net of underwriting discount but before Fees and expenses, assuming the IPO price is $4.5	$14,100,000
Use of Proceeds	(i) approximately 5% to set up our research and development capacity; (ii) approximately 25% to penetrate and further expand into new and existing geographical markets; (iii) approximately 65% for general working capital and other general corporate purposes; and (iv) approximately 5% as advisory fee payment.
Underwriters	American Trust Investment Services, Inc. and Westpark Capital, Inc.

Company Overview

DOCTOR'S CONCEPT

- MEDI Group ("MEDG") is one of the pioneer in premium medical aesthetic, beauty and spa services in Hong Kong
- We focus on Hong Kong market and have served more than 50,000 customers
- Our brand "Doctor's Concept" have earned a reputation for high quality services since 2004
- We keeps pursuing up-to-date technology, services and top-quality products to serve our customers well.

Proven Track Record

20+ Years in Business

Resuming Revenue

$5.2M Revenue for year ended Jun 30, 2025

Profitable Business

11.5% Net Margin for year ended Jun 30, 2024

Market Focus

Hong Kong

Corporate Structure



MEDI Group Ltd. (MEGD)
(Registered in Cayman Islands)
MEDI Trade Holding Limited
(Registered in HK)
Doctor's Concept Medical and Cosmetics Co., Ltd.
(Registered in HK)
Grand Century Holding Co., Ltd.
(Registered in HK)
MEDI Trade Corporation Limited
(Registered in HK)

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss. Past performance is not indicative of future results.

Our Business

DOCTOR'S CONCEPT



DOCTOR'S CONCEPT
MEDI Group Limited
Medical Aesthetic
Normal Beauty
Others

Our Strategies

DOCTOR'S CONCEPT

- Expand our geographical footprints
- Broaden our service offerings to cater to high-growth segments
- Upgrade and broaden our service offerings
- Recruit, train and maintain a team of experience d and dedicated management and senior beauty professionals


DOCTOR'S CONCEPT

Further Development - Product R&D

DOCTOR'S CONCEPT

Phase One: Research and Development

We intend to set up our own research and development facilities for our medical cosmetology technologies, services and products so that we will be able to offer our own branded products.

Phase Two: Collaboration with International Partners

We will establish new subsidiaries or representative offices and enhance our sales and marketing efforts in new or existing geographical markets such as the U.S. to enhance our sales and service support for our customers.

Investment Highlights

DOCTOR'S CONCEPT

- With more than 2 decades of experience in the industry, we have a deep understanding of the market and competitive landscape
- We believe we are conservative in financial management, but expect to be aggressive in market expansion
- One of few pioneer companies in medical aesthetic
- We expect to expand to high-end technology to achieve real-time monitoring of our operations
- Able to boost margins quickly with additional working capital

Market Overview

DOCTOR'S CONCEPT

- Global market size of the medical aesthetic services industry was US$15,304 million in 2023 and is projected to expand at a **CAGR of 11%** from 2023 to 2028. Non-surgical procedures have experienced higher growth than surgical ones and this trend is projected to continue.
- Hong Kong beauty and personal care market is projected to grow at a **CAGR of 1.9%** between 2024 and 2028, and the skincare segment is projected to grow at a **CAGR of 1.81%** over the same period.

Global Medical Aesthetics Market Growth



Clinics, Hospitals, And Medical Spas Commanded Largest Share of Medical Aesthetics End User Market In 2022
Market Size (USD Million)
30,000.0
25,000.0
20,000.0
15,000.0
10,000.0
5,000.0
0.0

	Clinics, Hospitals, and Medical Spas	Beauty Centers	Home Care Settings
2023	14,651.3	626.4	116.1
2028	24,874.5	898.9	115.8
CAGR	11.2%	7.5%	6.1%

Beauty Services in Hong Kong



REVENUE BY SEGMENT
REVENUE CHANGE BY SEGMENT
2018
2019
2020
2021
2022
2023
2024
2025
2026
2027
2028
Total
Beauty Tech
Cosmetics
Fragrances
Personal Care
Skin Care
Notes: Data shown is using current exchange rates and reflect market impacts of Russia-Ukraine war.
Most recent update: Mar 2024
Source: Statista Market Insights



REVENUE BY SEGMENT
REVENUE CHANGE BY SEGMENT
in percent
35.7
16.0
-7.6
1.9
Total
Beauty Tech
Cosmetics
Fragrances
Personal Care
Skin Care
Most recent update: Mar 2024
Source: Statista Market Insights

Source: MarketsandMarkets.

Management Team

DOCTOR'S CONCEPT

NG Hon Kin, Chairman & CEO

Mr. Ng Hon Kin has served as MEDG's chairman, executive director, and CEO since March 28, 2024. Mr. Ng has also served as a director of GCHL since March 23, 2021. He has over 20 years of marketing, administration, and operating experience in medical aesthetic business. Mr. Ng is also the founder of the Company.

HUANG Hsi-En, Executive Director

Ms. HUANG Hsi-En has served as an executive director of MEDG. Ms. Huang Hsi-En has over 10 years of sourcing and marketing of medical aesthetic products. Ms. Huang Hsi-En received a Master Degree in Business Management from Hang Seng University of Hong Kong in 2022 and a Bachelor Degree in Information Technology from the Apollos University, Taiwan in 2020.

Dr. Pang Sai Yau, Medical Partner

Dr. Pang has served as the medical partner and consultant of the Company since inception. He is one of the pioneers in Hong Kong's medical aesthetic industry. He is also one of the founders of Association of Doctors in Aesthetic Medicine (Hong Kong). Dr. Pang graduated as a of Master of Philosophy from medical school of the Chinese University of Hong Kong. He was elected as the member of Royal College of Physician of the United Kingdom in 2001, was awarded a postgraduate diploma in practical dermatology by the. University of Wales, College of Medicine in 2003, and was admitted as a Fellow of the Faculty of Medicine of Australasian College of Cosmetic Surgery in 2007.

SIN Pui Ling, Kelly, CFO

Ms. Sin was appointed as the new chief financial officer on August 15, 2025, and assumed the role on September 15, 2025. Ms. Sin graduated from the University of Hong Kong with a degree of Bachelor of Business Administration in Accounting and Finance in 2002. She is a practising certified public accountant of the Hong Kong Institute of Certified Public Accountants and a member of the Institute of Chartered Accountants in England and Wales. Ms. Sin has over 20 years of working experience in audit ing, accounting, investment and corporate finance. She had held several. director roles in various listed companies in Hong Kong.

LEUNG Pik Ying, Dione, COO

Ms. Leung joined the Company as general manager in December 2021. She has more than 30 years of marketing, sales and shop management experiences in cosmetic companies. Before that, she was a beautician for 6 years. She has focused on the cosmetic industry for substantially all of her career. She will serve as our chief operation officer upon the closing of this offering.

Financial Highlights

DOCTOR'S CONCEPT

(In US$)	For the years ended June 30,	
	2025	2024
Revenue	5,218,727	6,111,388
Income from Operations	580,326	655,644
Operating Margin	11.12%	10.73%

Contact

DOCTOR'S CONCEPT

The Company	Underwriter	Underwriter
MEDI Group Limited	American Trust Investment Services, Inc.	Westpark Capital, Inc.
Kelly Sin	Kristopher Kessler	Richard Rappaport
CFO	Managing Principal	Chief Executive Officer
Email: kelly.sin@doctorconcept.com.hk	Email: k.kessler@amtruinvest.com	Email: r.rappaport@wpcapital.com
Tel: +852 2388 1121	Tel: +1 (949) 558-2267	Tel: +1 (310) 843-9300
Address: Unit 15-16, 22/F., CEO Tower	Address: 910 S El Camino Real	Address: 1900 Avenue of the Stars
77 Wing Hong Street	Suite 200, San Clemente, CA 92672	Suite 310, Los Angeles, CA 90067
Cheung Sha Wan		
Kowloon, Hong Kong		

DOCTOR'S CONCEPT


DOCTOR'S CONCEPT

THANK YOU